                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/_/ Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2)
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 K2 DESIGN, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Character)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

--------------------------------------------------------------------------------


Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.  Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

2.  Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

4.  Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

5.  Total fee paid:

    ----------------------------------------------------------------------------

/_/ Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.

1.  Amount previously Paid: ____________________________________________________

2.  Form, Schedule or Registration Statement no.: ______________________________

3.  Filing Party: ______________________________________________________________

4.  Date Filed: ________________________________________________________________

April 29, 1999


TO OUR STOCKHOLDERS:

         1998 was a transitional year for K2 Design, highlighted by the repositioning of our Company and restructuring of our executive management team to be better able to gain insights into our clients' needs and provide tailored solutions to enhance their Web commerce. These changes have positioned K2 for growth in our core specialty of developing online business, sales and marketing strategies.

         To help implement our strategy and achieve our goals, Lynn Fantom joined K2 as President and Chief Executive Officer last November. Ms. Fantom came to us with a successful agency management career, including over fifteen years with two Interpublic Group companies. In the short time she has been with us, Ms. Fantom has already been instrumental in significantly increasing our revenue base.

         During 1998, K2 was chosen as the interactive agency-of-record for NCR Corporation, a leader of information technology solutions for business building one-to-one relationships with customers. In addition to NCR, Sony Online Entertainment, Inc. and VarsityBooks.com, the creator of and leader in the college textbook e-commerce category, among others, have utilized the services of K2 to help develop their online communications strategies, develop national radio advertisements and place media nationwide, as well as implement their offline brand building strategies.

         In 1998, we worked with S&P to create a new advertising strategy for their interactive investment advisory site, S&P Personal Wealth (www.personalwealth.com). Our strategy generated more than a 200 percent increase in the number of new trial subscribers, and at the same time, cut subscriber costs in half. Our new strategy involves extensive use of rich media and co-marketing partnerships to achieve dramatic results. We also provided direct response banners based on @Home Network's Enliven(Trademark) technologies to enable prospects to sign up for trial subscriptions within the banner and eliminate the need for users to leave their host site.

         Our work has not gone unnoticed. In 1998, K2 won a Coalition for Advertiser Sponsored Information and Entertainment (CASIE) Award, and in early 1999, we also won an award for our work with Sony Online Entertainment, Inc.

         On June 1, 1998, we sold our CLIQNOW! Division to 24/7 Media, Inc. for a combination of cash and common stock of 24/7. As of April 27, 1999, the market value of the common stock received was approximately $9 million. This added financial strength provides K2 with an additional resource for future growth.

         The management restructuring implemented in the second half of 1998 impacted revenues and earnings for the year. Since then, K2 has won several new accounts. For the year, revenues, adjusted for the sale of CLIQNOW!, were $6,419,967, compared with $7,501,253 in 1997. Net income, adjusted for the sale of CLIQNOW!, was $1,237,081, or 35 cents per basic and diluted share, compared with a net loss of $1,703,250, or 46 cents per basic and diluted share in 1997. The gain in net income was principally the result of the $2,994,204 gain on the sale of CLIQNOW!

         As we look to the year ahead, we are very optimistic. Our strategy for 1999 is to leverage the agency's core strength and leverage our unique insight on the interactive landscape. We are doing this by rolling out proprietary processes and services based on our work with clients. One such service is K2's W Organizational Modeling(Trademark). Through years of experience working with corporations, K2 has developed a unique insight on how to modify an organization's use of the Web as a worldwide publishing tool. More than mere process, K2 has merged organizational principles of workflow with marketing and communications strategies, integrating this into a technology foundation. This methodology creates a multi-dimensional framework for guiding corporate Web use. We expect that our growth will be both internal and, if opportunities develop, through strategic acquisitions.

         I thank you for your continued interest and support of K2 Design, and look forward to the challenges ahead.


                                           Sincerely,


                                           /s/ Matthew G. de Ganon
                                           ---------------------------------
                                           Matthew G. de Ganon
                                           Chairman of the Board

                                 K2 DESIGN, INC.
                           30 Broad Street, 16th Floor
                               New York, NY 10004

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     To Be Held on Wednesday, June 16, 1999
                    ----------------------------------------


To the Stockholders of
K2 DESIGN, INC.:

         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of K2 Design, Inc., a Delaware corporation (the "Company"), will be held at 10:30 a.m. (Eastern Standard Time) on Wednesday, June 16, 1999, at the offices of Proskauer Rose LLP, 1585 Broadway, 27th floor, New York, New York 10036 to consider and vote upon:

                  (a) Election of six directors for a one-year term.

                  (b) Approval and ratification of an amendment to the Company's 1997 Stock Incentive Plan to increase the number of shares of Common Stock available under such plan.

                  (c) Approval and ratification of the selection by the Board of Directors of Arthur Andersen LLP as independent public accountants for the Company's 1999 fiscal year.

                  (d) Any other business that may properly come before the meeting.

         The Board of Directors has fixed the close of business on April 23, 1999 as the record date for the determination of stockholders entitled to receive notice of and to vote at said meeting. Stock transfer books will not be closed.

         To assure representation of your shares, YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

         If your shares are held of record by a broker, bank, or other nominee and you wish to vote your shares at the meeting, you must obtain and bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares.

                                    By Order of the Board of Directors

                                    /s/ Seth Bressman
                                    ------------------------------------------
                                    Seth Bressman
                                    Secretary

New York, New York
April 29, 1999

                                 K2 DESIGN, INC.

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


                         ANNUAL MEETING OF STOCKHOLDERS

         The proxy accompanying this Proxy Statement is solicited by the Board of Directors of K2 Design, Inc. (the "Company"). All proxies in the accompanying form, which are properly executed and duly returned, will be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Wednesday, June 16, 1999, at 10:30 a.m. at the offices of Proskauer Rose LLP, 1585 Broadway, 27th floor, New York, New York 10036, for the purposes set forth in the accompanying Notice of Annual Meeting. The Company's mailing address is 30 Broad Street, 16th Floor, New York, New York 10004, except as otherwise noted.

         This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about April 29, 1999.


                       VOTING AND SOLICITATION OF PROXIES

         Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on April 23, 1999, will be entitled to notice of and to vote at the Annual Meeting. On that date there were issued and outstanding 3,484,415 shares of Common Stock (not including treasury shares). Each outstanding share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting. As of April 23, 1999, members of management of the Company beneficially held an aggregate of 1,567,588 shares of Common Stock (not including currently exercisable options to purchase shares of Common Stock), or 45.0% of the total outstanding shares of Common Stock entitled to vote at the Annual Meeting.

         The cost of soliciting proxies will be borne by the Company. In addition to the use of traditional mailings, officers, directors and regular employees of the Company may solicit proxies personally or by telephone, electronic mail or facsimile transmission. The Company also intends to request that brokerage houses, banks, custodians, nominees and fiduciaries forward soliciting material to the beneficial owners of Common Stock held of record by such persons, and will reimburse such persons for their reasonable expenses in forwarding such material.

         The holders of a majority of the total shares of Common Stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the total shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the total shares of Common Stock represented in person or by proxy at the Annual Meeting is required for approval of the proposal to amend the Company's 1997 Stock Incentive Plan (the "1997 Plan") and for approval and ratification of the appointment of independent public accountants. Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Annual Meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Annual Meeting in accordance with the directions given therein. Stockholders vote at the Annual Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Annual Meeting to serve as inspector of election at the Annual Meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Annual Meeting for quorum purposes. An abstention will have the same effect as a negative vote except with respect to the election of directors, in which case an abstention will have no effect since directors are elected by a plurality vote. Broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to stockholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

         It is important that proxies be returned promptly. Therefore, whether or not you plan to attend in person, you are urged to execute and return your proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.


                              BENEFICIAL OWNERSHIP

         The following table sets forth information, as of April 23, 1999, as to the beneficial ownership of Common Stock (including shares which may be acquired within sixty days pursuant to stock options) of each director of the Company, the Chief Executive Officer of the Company, all directors and executive officers as a group and persons known by the Company to beneficially own 5% or more of the Common Stock. Except as set forth below, each of the listed persons has sole voting and investment power with respect to the shares beneficially owned by such person. The address of each person included in the table is care of the Company, 30 Broad Street, 16th Floor, New York, New York 10004.


                                           Shares of Common Stock     Percent of
            Name of Owner                    Beneficially Owned        Class(1)
            -------------                   --------------------       --------
   Matthew G. de Ganon                         1,597,188(2)(3)           45.4
   Douglas E. Cleek                              487,051(2)(3)           13.9
   Lynn Fantom                                   400,000(4)              11.5
   David J. Centner                              323,870(3)(5)            9.3
   21 Barstow Road
   Great Neck, NY 11021
   Bradley K. Szollose                           299,216(2)(3)            8.6
   504 Howard Avenue, Apt. 2B
   Staten Island, NY 10301
   Robert W. Burke                               286,000(5)(6)            8.2
   14 Vom Eigen Drive
   Convent Station, NJ 07960
   Seth Bressman                                  30,400(7)                *
   Steven N. Goldstein                             5,000(8)                *
   All Directors and Executive Officers        1,632,588(9)              46.0
   as a group (6 persons)

----------
*  Less than one percent.

(1) Does not give effect to shares of Common Stock held in treasury or 500,000 shares of Common Stock issuable upon exercise of the Company's Redeemable Common Stock Purchase Warrants (the "Warrants"). Two Warrants entitle the holder to purchase one share of Common Stock for $7.50.

(2) Includes 10,000 shares underlying presently exercisable stock options, exercisable in increments of 3,750 shares for $1.75, $3.50 and $6.75 per share. Excludes 3,750 shares of Common Stock underlying stock options that are not presently exercisable.

(3) Includes 68,750 shares of Common Stock which are subject to an option (the "Option Shares") held by Robert Burke. Pursuant to a 10-year voting agreement entered into by Messrs. Centner, de Ganon, Cleek and Szollose, effective July 26, 1996 (the "Voting Agreement"), the voting control over all of these shares, and the Option Shares, are vested in Mr. de Ganon. Such shares subject to the Voting Agreement must be voted in favor of the election as directors of Messrs. de Ganon, Cleek and Szollose. In addition, the Voting Agreement grants each party thereto a right of first refusal as to the sale of the others' Common Stock. Messrs. Centner, de Ganon, Cleek and Szollose each disclaim beneficial ownership of those shares with respect to which they are not record owners. Mr. de Ganon's holdings also include an aggregate of 45,000 shares underlying presently exercisable stock options held by Messrs. de Ganon, Cleek and Szollose.

(4) Reflects shares of Common Stock subject to stock options which vest as follows: 50% on October 22, 1999 and 50% on October 22, 2000.

(5) Ownership information was derived from reports filed with the Securities and Exchange Commission.

(6) Includes the Option Shares (an aggregate of 275,000 shares of Common Stock) at an exercise price of $1.75 per share. Upon exercise, the Option Shares are subject to a proxy granted in favor of Mr. de Ganon so long as the Voting Agreement remains in place.

(7) Includes 22,500 shares of Common Stock subject to currently exercisable stock options and stock options to purchase 7,500 shares of Common Stock which become exercisable on June 30, 1999.

(8) Reflects shares of Common Stock underlying stock options that are currently exercisable.

(9) Includes 65,000 shares of Common Stock underlying presently exercisable stock options and excludes 411,250 shares of Common Stock underlying stock options that are not presently exercisable.

                                   PROPOSAL 1


                              ELECTION OF DIRECTORS


         The Company's Directors have terms expiring at the 1999 Annual Meeting, and until their respective successors are duly elected and qualified. The officers of the Company are appointed by the Board of Directors to hold office until their successors are duly elected and qualified. Vacancies on the Board of Directors are filled by the remaining directors.

         Certain information regarding the nominees for election as Directors at this year's Annual Meeting is set forth below:

                         Name                     Age                   Position
                         ----                     ---                   --------
                  Matthew G. de Ganon             36       Executive Chairman of the Board of
                                                           Directors

                  Lynn Fantom                     46       Chief Executive Officer, President and
                                                           Director

                  Douglas E. Cleek                36       Executive Vice President--Chief Creative
                                                           Officer and Director

                  Bradley K. Szollose             36       Director

                  Steven N. Goldstein             59       Director

                  David R. Sklaver                47       Director Nominee

         Matthew G. de Ganon has been the Company's Vice Chairman and a Director since he joined the Company in July 1995 and has been President since June 1996. He was also the Chief Operating Officer of the Company from July 1995 to November 1997. For the two years prior to joining the Company, Mr. de Ganon operated a business that created CD-ROM products and offered consulting services regarding the use of electronic delivery to publishers of newsletters and directories. Mr. de Ganon is co-author of the essay, "Overcoming Future Shock on the Superhighway: Suggestions for Providers and Technocrats," published and presented in the 1994 National Online Conference Proceedings. From August 1992 to July 1993, Mr. de Ganon was the Vice President of New Media of SCS, a software developer. Mr. de Ganon's work focused on UNIX based 4GL accounting software customization for corporate clients. From May 1991 to July 1992, Mr. de Ganon was involved in casting administration for the Motion Picture Group of Universal Studios, Inc. Prior thereto, Mr. de Ganon was a franchised theatrical agent with the Stone Manners Agency in Los Angeles, California from August 1987 to May 1991.

         Lynn Fantom has been the Company's President and Chief Executive Officer and a director since November 1998. Prior to joining the Company, Ms. Fantom was an independent consultant from September 1997 to November 1998. She was the Chief Executive Officer of Lowe Direct (now Lowe Fox Pavlika), a direct marketing company and subsidiary of The Lowe Group, from October 1996 to September 1997. Ms. Fantom served in various positions for Draft Worldwide, a marketing company, from October 1982 to October 1996, being named president in 1991 and Vice Chairman in 1996.

         Douglas E. Cleek, who co-founded the Company in 1993, has been the Company's Executive Vice President--Chief Creative Officer and a Director of the Company since it was reorganized as a corporation in January 1995. From 1993 until then, Mr. Cleek was a general partner of the Company. For more than five years prior thereto, Mr. Cleek was an art director for William Allen & Co. and its successor, A.J. Bart & Sons, graphic design firms specializing in graphic promotional materials for the hospitality industry.

         Bradley K. Szollose, who co-founded the Company in 1993, has been a Director since January 1995 and was the Company's Executive Vice President--Marketing, Treasurer and Secretary of the Company from January 1995 until November 1997. From 1993 until then, Mr. Szollose was a general partner of the Company. For more than five years prior thereto, Mr. Szollose was a freelance art director for the Caribiner Group, producers of corporate theater and related promotional/entertainment events, where he managed a team of artists and photographers to coordinate film shooting and art preparation under the direction of senior designers.

         Dr. Steven N. Goldstein has been a Director of the Company since 1996. Mr. Goldstein has been Program Director, Inter-Agency and International (Networking) Coordination Director of Network Services at the National Science Foundation ("NSF") since June 1989 and is responsible for the international networking coordination in support of the communication needs of the United States research and education community. Dr. Goldstein has directed NSF's International Connections Management ("ICM") project which, in the past five years, has assisted in connecting approximately 20 countries to the Internet. Dr. Goldstein has also collaborated with Japanese networkers in the formation of academic Internet service in Japan. Presently, Dr. Goldstein is also the U.S. coordinator for the G-7 Global Information Society initiative's theme, "Global Interoperability of Broadband Networks," under which he coordinates closely with Japan's high performance networking projects. Dr. Goldstein has a Bachelor of Science and Master degrees in Physics from the Massachusetts Institute of Technology and a Doctorate degree in Engineering and Public Policy from Carnegie Mellon University. Dr. Goldstein is also a member of the Institute of Electrical and Electronics Engineers, the Association for Computing Machinery and the Internet Society.

         David R. Sklaver has been nominated for election to the Board to succeed Mr. Jack Favia, whose term expires upon completion of the election of directors at the Annual Meeting. Since 1996, Mr. Sklaver has been a General Partner, founder and CEO of Artustry Partnership, a strategic and creative marketing company. From 1993 to 1995, Mr. Sklaver served as President of Wells Rich Greene DDB, an advertising agency handling Fortune 500 clients. Prior to being promoted to President, Mr. Sklaver served as Executive Vice President, Director of Client Services of Wells Rich Greene from 1989 to 1993. From 1986 to 1988, Mr. Sklaver was Executive Vice President, Account Group Head, at advertising agency BBD Needham, New York. From 1984 to 1985 Mr. Sklaver was Managing Director of DDB's Sydney office. From 1978 to 1984 he served in Account Management at DDB New York. Prior to 1978, Mr. Sklaver held positions at Foote, Cone & Belding Advertising and Standard Brands, both advertising agencies.


                            OTHER EXECUTIVE OFFICERS


         Seth Bressman, age 45, joined the Company in April 1996 as Controller and was subsequently promoted to Chief Financial Officer in August 1998. Prior to joining the Company, Mr. Bressman was a consultant to various architectural design and engineering firms from December 1995 to March 1996. Mr. Bressman was the Controller for Brennan Beer Gorman Architects, an architectural design company, from November 1994 through November 1995, Chief Financial Officer for Emery Roth & Sons, an architectural design company, from August 1993 through October 1994, and Controller for SCR Design Organization, an interior design/facilities management company, from December 1985 through July 1993, all based in New York City. Mr. Bressman also worked in public accounting for 7 years and has over 21 years of experience in accounting and finance since receiving his MBA in Accounting in June 1977.

                               DIRECTORS' MEETINGS


         The Board of Directors met nine times during fiscal 1998. Each Director attended more than 75% of the combined number of meetings of both the Board of Directors and of any committees of the Board on which the Director served.


                      COMMITTEES OF THE BOARD OF DIRECTORS


         In fiscal 1998, each of the Audit Committee, the Compensation Committee and the Option Committee consisted of Messrs. Favia and Goldstein. Mr. Favia will not stand for reelection to the Board and will be replaced on the foregoing committees by David Sklaver upon his election to the Board. The Audit Committee did not meet formally in fiscal 1998. The Option Committee acted by unanimous written consent in lieu of a meeting thirteen times in fiscal 1998. The Compensation Committee met two times in fiscal 1998.

         The Audit Committee reviews and examines detailed reports of the Company's independent public accountants; consults with the independent public accountants regarding internal accounting controls, audit results and financial reporting procedures; recommends the engagement and continuation of engagement of the Company's independent public accountants; and meets with, and reviews and considers recommendations of, the independent public accountants.

         The Compensation Committee reviews the performance of senior management and key employees whose compensation is the subject of review and approval by the Committee; periodically reviews and recommends to the Board of Directors compensation arrangements for senior management and key employees; and periodically reviews the main elements of and administers the Company's compensation and benefit programs, with the exception of the Company's 1996 Stock Option Plan and 1997 Stock Incentive Plan (together, the "Plans").

         The Option Committee administers the Plans and, to the extent provided thereby, determines the persons to whom options are granted, the exercise price thereof, the term and number of shares covered by each option grant and the type of option to be granted. In addition, the Option Committee exercises all discretionary power regarding the operation of the Plans.


                                  DIRECTOR FEES


         Directors who are employees of the Company receive no additional compensation for services as Directors. Directors not so employed are entitled to be reimbursed for expenses incurred in connection with meeting attendance. In addition, each of the Company's non-employee Directors are granted options to acquire 5,000 shares of Common Stock upon their election or reelection to the Board.


                             EXECUTIVE COMPENSATION


         The following table sets forth the total annual compensation paid or accrued by the Company for services in all capacities for Ms. Fantom, the Chief Executive Officer, Mr. Centner, the former Chief Executive Officer and those executive officers (the "Named Executives") who served in executive capacities at the end of fiscal 1998 and had aggregate compensation in excess of $100,000.




                           SUMMARY COMPENSATION TABLE

                                                                    Annual                        Long Term
                                                                Compensation(1)                  Compensation
                                                           --------------------------           --------------
   Name and Principal Position                Year         Salary($)          Bonus($)           Option Awards
   ---------------------------                ----         ---------          --------           -------------

Lynn Fantom, Chief Executive Officer          1998          24,038(2)              --              400,000
and President

David J. Centner, Former Chief                1998          67,981                 --                   --
Executive Officer (3)                         1997         113,982                 --                   --
                                              1996          84,000             29,000               18,750

Matthew G. de Ganon, Executive                1998         130,924                 --                   --
Chairman of the Board                         1997         115,623                 --                   --
                                              1996          84,000             31,000               18,750

Douglas Cleek, Executive Vice                 1998         117,978                 --                   --
President--Chief Creative Officer             1997         115,623                 --                   --
                                              1996          83,473                 --               18,750

Robert Burke, Chief Operating                 1998         216,210                 --              125,000
Officer (4)

Seth Bressman, Chief Financial Officer        1998          93,748                 --               25,000

-----------------
(1) The value of perquisites and other personal benefits does not exceed 10% of the Officer's salary.
(2)      Joined the Company in November 1998.
(3) Resigned from the Company effective as of August 10, 1998. See "Certain Relationships and Related Transactions."
(4) Resigned from the Company effective as of January 4, 1999. See "Certain Relationships and Related Transactions."


Employment Contracts for Executive Officers

         Lynn Fantom, Matthew G. de Ganon, Douglas E. Cleek and Seth Bressman, the current executive officers of the Company, have each executed employment contracts. The contracts of each of Messrs. de Ganon and Cleek, which were to expire on December 31, 1998, were renewed for an additional three year period and provide for minimum annual salaries of $153,000 with 20% increases for each successive year. Such contracts also include bonuses equal to 1.88% of the Company's pre-tax profit. Messrs. de Ganon and Cleek are prohibited from competing with the Company through December 31, 2001. The Company entered into a two year employment contract with Lynn Fantom as Chief Executive Officer and President providing for an annual salary of $250,000 and a bonus equal to 10% of the Company's pre-tax profit not to exceed $75,000, provided that the Company's pre-tax profits for fiscal 1999 is at least $250,000 and for fiscal 2000 is at least $500,000. Ms. Fantom's contract also contains a non-compete provision for the term of the contract plus one year and a severance provision entitling Ms. Fantom to up to $300,000 in the event of termination without cause and, in certain circumstances upon a change of control, an additional $300,000 payment. The Company also entered into a one year employment contract with Seth Bressman as Chief Financial Officer expiring January 31, 2000, subject to automatic renewals, providing for an annual salary of $125,000 and a bonus equal to $50,000 in the event of a Change of Control (as defined in the contract). Mr. Bressman is also subject to a non-compete restriction for six months beyond the termination date of his employment.

Option Grants in Fiscal 1998


                        OPTION GRANTS IN LAST FISCAL YEAR

                               Number of           Percent Of Total
                               Securities           Options Granted
                           Underlying Options       To Employees In        Exercise or Base
         Name                   Granted               Fiscal Year            Price ($/Sh)           Expiration Date
         ----                   -------               -----------            ------------           ---------------
Lynn Fantom (1)                400,000                   85.0%                   $1.50                10/21/08

David Centner (2)                    -                       -                       -                       -

Matthew de Ganon                     -                       -                       -                       -

Douglas Cleek                        -                       -                       -                       -

Robert Burke (3)                     -                       -                       -                       -

Seth Bressman                   10,000                    2.1%                   $1.75                 2/17/08
                                15,000                    3.2%                   $1.75                  9/7/08

-----------------
(1) Such options vest as follows: 50% on October 22, 1999 and 50% on October 22, 2000.
(2) Resigned from the Company effective as of August 10, 1998. See "Certain Relationships and Related Transactions."
(3) Resigned from the Company effective as of January 4, 1999. See "Certain Relationships and Related Transactions."

         An aggregate of 425,000 stock options were granted to all executive officers and directors as a group during the fiscal year ended December 31, 1998. Such options are exercisable at prices per share ranging from $1.50 to $1.75, which reflects the fair market value on the dates of grant. None of such options were exercised during fiscal 1998.

Option Exercises and Year-End Value Table

         The table set forth below shows the value of unexercised options held on December 31, 1998 by Ms. Fantom, Mr. Centner and each of the Named Executives.

                                      Number of Unexercised                   Value of Unexercised In-the-Money
                                   Options at December 31, 1998            Options held on December 31, 1998 ($)(1)
                                   ----------------------------            ----------------------------------------
           Name                   Exercisable          Unexercisable          Exercisable            Unexercisable
           ----                   -----------          -------------          -----------            -------------
Lynn Fantom                            0                  400,000                  -                   $452,000
David J. Centner (2)                   0                     0                     -                       -
Matthew G. de Ganon                  11,250                7,500                 $3,300                  $2,200
Douglas Cleek                        11,250                7,500                 $3,300                  $2,200
Robert Burke (3)                     62,500               62,500                $57,679                 $57,679
Seth Bressman                        15,000               15,000                $13,200                 $13,200

-----------------
(1) Based on the closing price of the Common Stock on December 31, 1998, which was $2.63.
(2) Resigned from the Company effective as of August 10, 1998. Accordingly, all outstanding options expired in November 1998. See "Certain Relationships and Related Transactions."
(3) 100,000 of such options terminated in connection with an agreement described below. Mr. Burke exercised his remaining options on a cashless basis subsequent to year end and received 11,000 shares of Common Stock. See "Certain Relationships and Related Transactions."

Filing Requirements

         The Company believes that all filing requirements under Section 16(a) of the Securities Act of 1934, as amended, applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 1998, except that Mr. Szollose is delinquent in the filing of a Form 4 in respect of the private sale of 95,000 shares of Common Stock for an aggregate purchase price of $76,000 in March 1998. Appropriate Forms 4 will be filed promptly hereafter.

Certain Relationships and Related Transactions

         In March 1998, the Company purchased 95,000 shares of Common Stock from Bradley Szollose, a director of the Company, for an aggregate purchase price of $76,000 (or $.80 per share). The Company believes that the terms of this transaction were negotiated at arms length and were on terms no less favorable to the Company than could have been obtained from an unaffiliated party.

         In August 1998, the Company repurchased 150,000 shares of Common Stock held by David Centner, the Company's former Chief Executive Officer, for an aggregate of $307,765, in connection with Mr. Centner's separation from the Company. The purchase price for the shares represented a 34% discount below the market price per share on the date of purchase. The Company believes that the terms of this transaction were negotiated at arms length and were on terms no less favorable to the Company than could have been obtained from an unaffiliated party.

         During 1998, the Company completed its restructuring plan to improve and stabilize finances and increase its cash position to enable the Company to focus on long term goals, which plan was spearheaded by Robert Burke, the Company's Chief Operating Officer. As a result of the successful completion of the restructuring, Mr. Burke's assignment as Chief Operating Officer was completed. Accordingly, subsequent to year end, the Company entered into an agreement with Mr. Burke, which agreement provided for payments aggregating $400,000, canceled options to purchase 100,000 shares of Common Stock of the Company held by Mr. Burke (but did not affect the Option Shares and other options held by Mr. Burke as described under "Beneficial Ownership" and "Option Exercises and Year-End

Value Table"), terminated all prior agreements between Mr. Burke and the Company and provided for Mr. Burke's resignation from the Company effective as of January 4, 1999. Such payments to Mr. Burke will be made during 1999 over a period of ten months or earlier upon the sale by the Company of any of its holdings of common stock of 24/7 Media, Inc., a portion of which secures such payments.


                                   PROPOSAL 2
                       1997 STOCK INCENTIVE PLAN PROPOSAL

         The Board of Directors approved the amendment to the 1997 Plan in April 1999, subject to the approval of the stockholders, to provide (i) that the aggregate number of shares of Common Stock subject to options or awards under the 1997 Plan be increased from 500,000 to 900,000 and accordingly, (ii) that the number of shares reserved for the future issuance of shares of Common stock upon the exercise of options under the 1997 Plan be increased from 500,000 shares to 900,000 shares. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting is required to approve the amendment to the 1997 Plan. Currently, shares subject to options granted under the 1997 Plan exceed available shares under the 1997 Plan by approximately 25,000 shares. Additionally, the Board of Directors deems it advisable and in the best interests of the Company to provide for a sufficient number of shares under the 1997 Plan to induce, attract and retain talented persons to work at the Company. In the event such proposal is not approved by the stockholders, the Company will be unable to honor its commitments to current employees and will not be able to issue all shares subject to outstanding options (assuming full vesting and exercise).

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 1997 PLAN.

Summary of the 1997 Plan

         The following summary of the 1997 Plan is qualified in its entirety by reference to the 1997 Plan, a copy of which is attached to the Company's public reports or available upon request in writing directed to the President of the Company. Attention is particularly directed to the description therein of the material terms and conditions of the award of stock options ("Options") or restricted shares ("Restricted Shares"), or any combination thereof (collectively, the "Awards").

         All employees (including Officers and Directors) of the Company and its Subsidiaries or independent contractors or consultants shall be eligible to participate in the 1997 Plan. The Option Committee may grant Awards to such persons to purchase the number of shares as the Option Committee may determine.

         Options granted under the 1997 Plan may either be Incentive Stock Options ("ISOs") pursuant to which the recipient receives certain tax benefits or non-ISOs. The price at which shares may be purchased upon exercise of an Option shall be fixed by the Option Committee and may be more than, less than or equal to the fair market value of the Common Stock as of the date the Option is granted. Subject to the provisions of the 1997 Plan with respect to death, retirement and termination of employment, the term of each Option shall be for such period as the Option Committee shall determine as set forth in an applicable agreement.

         The method of payment of the purchase price of an Option, and the amount required to satisfy applicable federal, state and local withholding tax requirements, will be determined by the Option Committee and may consist of cash, a check, a promissory note, whole shares of Common Stock already owned by the optionee, the withholding of shares of Common Stock issuable upon such exercise of the Option, the delivery of a properly executed exercise notice and irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price, any combination of the foregoing methods of payment or such other consideration and method of payment as may be permitted for the issuance of shares under the Delaware General Corporation Law.

         At the time of any Award of Restricted Shares, the Option Committee will designate a period of time which must elapse (the "Restriction Period") and may impose such other restrictions, terms and conditions that must be fulfilled before the Restricted Shares will become vested. The Option Committee may determine that (i) Restricted Shares will be issued at the beginning of the Restriction Period, in which case such shares will constitute issued and outstanding shares of Common Stock for all corporate purposes, or (ii) Restricted Shares will not be issued until the end of the Restriction Period, in which case the holder will have none of the rights of a stockholder with respect to the shares of Common Stock covered by such Award until such shares shall have been issued to such holder at the end of the Restriction Period.

         If a holder's employment with the Company or a Subsidiary shall be terminated by the Company or such Subsidiary during the Restriction Period with respect to any Restricted Shares, or prior to the exercise of any Option, for cause, then (i) all Options held by such holder shall immediately terminate and
(ii) such holder's rights to all Restricted Shares, Retained Distributions, any unpaid Dividend Equivalents and any cash awards shall be forfeited immediately.

         All shares available under the 1997 Plan are subject to adjustments that may be made for a merger, recapitalization, stock dividend, stock split or other similar change affecting the number of outstanding shares of Common Stock. Shares of Common Stock that are subject to any Award granted under the 1997 Plan that expires, terminates or is annulled for any reason without having been exercised and any Award of Restricted Shares that is forfeited prior to becoming vested will return to the pool of such shares available for grant under the 1997 Plan.

         The Board of Directors may at any time amend, suspend or discontinue the 1997 Plan; provided, however, that certain amendments may not be made by the Board of Directors without approval of the stockholders. Amendments may not alter an outstanding Option without the consent of the optionee.

         The Option Committee may require in an applicable agreement that if the optionee acquires any shares of Common Stock through the exercise of Options or through the vesting of Restricted Shares granted pursuant to an Award, then prior to selling any such shares, such holder must offer to sell such shares to the Company at their fair market value pursuant to a right of first refusal.

         The obligations of the Company with respect to Awards granted under the 1997 Plan are subject to all applicable laws.


                                   PROPOSAL 3

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Arthur Andersen LLP, independent auditors, to serve as auditors of the Company for the fiscal year ending December 31, 1999. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to consider the selection of other auditors for the current fiscal year.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

         The affirmative vote of the holders of a majority of the shares of Common Stock present in person and by proxy at the Annual Meeting and entitled to vote thereon is necessary for the ratification of the appointment of the auditors. Proxies received in response to this solicitation will be voted FOR the ratification of the appointment of the auditors, unless otherwise specified in the proxy.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.


                                  ANNUAL REPORT

         A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, is included as Appendix A hereto. Additional copies are available without charge upon written request directed to: K2 Design, Inc., 30 Broad Street, New York, New York 10004; Attention: Seth Bressman, Chief Financial Officer.


                                  OTHER MATTERS

         Management is not aware of any matters to come before the Annual Meeting which will require the vote of stockholders other than those matters indicated in the Notice of Meeting and this Proxy Statement. However, if any other matter calling for stockholder action should properly come before the Annual Meeting or any adjournments thereof, those persons named as proxies in the enclosed proxy form will vote thereon according to their best judgment.


                    ADVANCE NOTICE FOR STOCKHOLDER PROPOSALS
                           FOR THE 2000 ANNUAL MEETING

         The Company's By-laws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or to propose business for consideration at such meeting, notice must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made, whichever occurs first. In addition, the regulations under the Securities Exchange Act require stockholder proposals to be received by the Company at least 120 days prior to the mailing of the proxy statement relating to the next annual meeting of stockholders. Accordingly, stockholder proposals for the 2000 Annual Meeting must be received in writing by the Company no later than December 31, 1999 in order to be considered for inclusion in the Company's proxy materials for such meeting. Any stockholder desiring a copy of the Company's By-laws will be furnished one without charge upon written request to the President.

                                           By Order of the Board of Directors


                                           /s/ Seth Bressman
                                           ---------------------------
                                           Seth Bressman
                                           Secretary

New York, New York
April 29, 1999

                                 K2 DESIGN, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  June 16, 1999

               This Proxy is Solicited by the Board of Directors.


         The undersigned stockholder of K2 Design, Inc. (the "Company") hereby appoints each of Matthew G. de Ganon and Seth Bressman, attorneys and proxies, each with full power of substitution, to represent the undersigned and vote all shares of the Common Stock of the Company which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held at the offices of Proskauer Rose LLP, 1585 Broadway, 27th floor, New York, New York 10036 at 10:30 A.M., on June 16, 1999, and at any adjournments thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the Meeting and any adjournments thereof.

         This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

         Unless otherwise specified, this proxy will be voted "FOR" the election of all nominees as directors of the Company, "FOR" the ratification of the amendment to the 1997 Stock Incentive Plan, "FOR" the ratification of Arthur Andersen LLP as auditors of the Company and in the discretion of the proxies with respect to all other matters which may properly come before the Meeting and any adjournments thereof. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement.

         Please mark boxes |X| in blue or black ink.

1. Election of Directors

   |_| FOR all nominees listed      |_| WITHHOLD AUTHORITY to
       below (except as marked          vote for all nominees listed below
       to the contrary below)

       Nominees: Matthew G. de Ganon, Lynn Fantom, Douglas E. Cleek,
                 Bradley K. Szollose, Steven N. Goldstein and David R. Sklaver

       Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

       _____________________________________________________________________

2. Ratification of the amendments to the 1997 Stock Incentive Plan.

   |_| FOR    |_| AGAINST   |_| ABSTAIN

3. Ratification of the selection of Arthur Andersen LLP as auditors of the Company for the year ending
   December 31, 1999.

   |_| FOR    |_| AGAINST   |_| ABSTAIN

4. In their discretion, on any other matters that may properly come before the Meeting and any adjournments thereof.

                            Dated:  ________________, 1999

                            _______________________________________
                                   Signature of Stockholder(s)


                            _______________________________________
                                      Name of Stockholder(s)

                            NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

     PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                   Appendix A

                          Annual Report on Form 10-KSB
                   For the Fiscal Year Ended December 31, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-KSB

                /X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                   For the fiscal year ended December 31, 1998

                                       OR

          / / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                  For the transition period from _____ to _____

                         Commission File Number: 1-11873
                                                 -------

                                 K2 DESIGN, INC.
                                 ---------------
             (Exact name of registrant as specified in its charter)

           Delaware                                            13-3886065
-------------------------------                          ----------------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                           Identification Number)

30 Broad Street, 16th Fl., New York, NY                            10004
---------------------------------------                         ------------
       (Address of principal                                     (Zip Code)
        executive offices)

Issuer's telephone number: (212) 301-8800
-----------------------------------------

Securities registered pursuant to Section 12(b) of the Act:

                                  Common Stock
                                ----------------
                                (Title of Class)

                    Redeemable Common Stock Purchase Warrants
                    -----------------------------------------
                                (Title of Class)

Securities registered pursuant to Section 12(g) of the Act:

                                  Common Stock
                                ----------------
                                (Title of Class)

                    Redeemable Common Stock Purchase Warrants
                    -----------------------------------------
                                (Title of Class)

         Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past
90 days.  Yes X   No____

         Check if there is no disclosure of delinquent filers pursuant to Item 405 of Regulation SB is not contained is this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB
or any amendment to this Form 10-KSB.  Yes____   No X

         State issuer's revenues for its most recent fiscal year:  $6,419,967.

         As of March 26, 1999, there were outstanding 3,469,176, shares (not including treasury shares) of Common Stock (the "Common Stock") and Redeemable Common Stock Purchase Warrants to purchase an aggregate of 1,000,000 shares of Common Stock (the "Warrants"). Based on the closing sales price of the Common Stock on March 26, 1999 of $3.375 per share, the approximate aggregate market value of Common Stock held by non-affiliates was $7,506,965.

                       DOCUMENTS INCORPORATED BY REFERENCE

         Portions of the Registrant's 1999 Definitive Proxy Statement, which statement will be filed with the Securities and Exchange Commission not later than 120 days after the end of the fiscal year covered by this Report, are incorporated by reference in Part III hereof.

         Certain exhibits are incorporated by reference to the Registrant's Registration Statement on Form SB-2 and the amendments thereto, as listed in response to Item 13(a)(2).

         Transitional Small Business Disclosure Format (check one):
                                                                Yes ___  No X

              [The remainder of this page is intentionally blank.]

The Business section and other parts of this Report contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors Affecting Operating Results and Market Price of Stock" commencing on page 14.

                                     PART I

ITEM 1.  DESCRIPTION OF BUSINESS

General

         K2 Design, Inc. (the "Company" or "K2") primarily provides interactive marketing and communications services to commercial organizations over the Internet and World Wide Web (the "Web"). Commencing after the Company's initial public offering ("IPO") on July 26, 1996, the Company began to develop its vision to become a full-service interactive marketing and communications company, largely in response to and in anticipation of demands from its clients for services complementary to the Company's core Web site design services. Complementary services the Company now provides include, among others, development of CD-ROM discs, media placement on Web sites, live Internet broadcasts and the development of brand and direct response strategies and offline media services. In 1998 and 1997, approximately 90% of the Company's revenues were derived from interactive advertising services. Since its inception, the Company, alone and with others, has designed and created more than 80 Web sites, including MCI Telecommunications Corporation ("MCI"), a subsidiary of MCI Communications Corporation, and for Waterhouse Securities Corporation, Bell Communications Research, Inc., American Express Company, Bayer Corporation, Wavephore, Inc. and Lexis-Nexis. See "Marketing Channel-Sources."

         The Company's core Web site expertise positioned it to effectively transition into a full service integrated, interactive marketing and communication company. The Company's services are used by its clients to create a new medium for advertisement, promotion and technical support of such customer's products and services. Web sites can provide commercial organizations benefits in addition to those available through conventional media, including the ability to enhance a corporate brand, engage and entertain consumers, provide in-depth information, reduce selling and operating costs, generate leads and build retail traffic, expand distribution channels (e-commerce), promote major sporting and entertainment events and monitor popularity of content, conduct research, and build databases for on-going marketing efforts.

         The Company was founded in 1993 and initially operated a traditional graphic design business. In August 1994 the Company shifted its principal business to Web site design and creation but did not begin to generate significant revenues therefrom until 1995. The Company's principal offices are located at 30 Broad Street, New York, New York 10004 and its telephone number is
(212) 301-8800. The Company's Web site is located at http://www.k2design.com.

K2 SERVICES

         K2 partners with clients to focus on how new and emerging technologies can help them build one-to-one customer relationships. Tapping into superior strategic expertise, media know-how, creative talent and technical excellence, we guide our clients to achieving a favorable return on investment from Web-based marketing.

         The scope of K2's services has ranged from consulting services to complete marketing-driven design and construction of multi-level Web sites, including the capture of live video feeds and audio feeds from remote locations. The Company also offers numerous integrated services in addition to those discussed above, particularly offline media planning and buying related to building online businesses. These services are principally comprised of the identification, negotiation for and purchase of banners, sponsorship and proprietary partnerships on Web sites and the purchase of key words from search engines.

         The Company currently provides interactive services, including: qualitative and quantitative research, Web usability labs, positioning studies for online branding, strategic planning, e-commerce planning, online and traditional media planning and buying, proprietary media partnerships, marketing strategies, Web design, creative services for offline and online advertising (banners, rich media, interstitials), technical strategies, requirements specifications and programming.

K2 STRENGTHS

Focus on Clients' Business Objectives

         The Company has made understanding its clients' business challenges the primary focus that guides its customer services. The Company often works with its clients' management to determine how best to integrate Web sites with the clients' business goals.

Technological Expertise

         The Company believes the creative application of leading technologies is also crucial to the success of its business. The Company's technical programming personnel are skilled in various computer operating systems, tools and languages, including, C/C++, Macromedia products, Visual Basic, Relational Databases, Fortran, Unix, Linux, Perl, PHP, Java, VRML, Real Audio and Video, Windows NT, Netscape server, Apache server, Director, Enliven, Flash, Quicktime, Microsoft's streaming video format-ASF, among others. These programmers are responsible for providing complex computer programming for special features on CD-ROM products and Web sites as well as periodically assessing new technologies in order to identify and deploy, directly and through independent contractors, those that are most promising for enhancing the Company's business and that of its clients.

Creative Expertise

         The Company believes that, in addition to the creative elements required in traditional graphic design, superior interactive development requires that the end product is easy-to-use, contains intuitive interfaces and seamless integrated technologies and has an engaging look and feel. Management believes that the Company's creative staff possesses a broad spectrum of expertise to meet clients' creative needs. In order to maintain high levels of creativity and quality, the Company intends to recruit the best talent available.* However, competition for creative personnel is especially intense and there can be no assurance that the Company will attract or retain adequate creative talent to accomplish these goals.

Media Planning and Buying

         The Company has determined through testing and ongoing results monitoring that media planning is critical to the success of an online advertising program. The K2 approach involves classic media research, planning, negotiation of buys, results audits, and optimization of media plans based on analysis of those results. K2 media plans have also included television, radio and print vehicles when these media are the most effective in reaching the target audience to create awareness of a Web site and to drive traffic to it.

K2 STRATEGY

Capitalize on Accomplishments and Market Opportunities

         The Company believes that the proliferation of the Internet will continue to provide substantial opportunities to the Company and that its successfully completed projects will continue to enhance its marketing efforts.* The Company's management does not, however, believe that the Company's primary business will always be limited to the Internet.* The Company produces digital content which may be carried over a variety of emerging technologies such as Vertical Blanking Interval, digital satellite and interactive television.* Although there is no assurance that any of these technologies will achieve acceptance in the marketplace, the Company believes its services could be utilized over these channels as well.

Leverage Development Efforts

         In the course of developing customized Web sites for certain clients, the Company may gain technical know-how that can be applied in other efforts. The Company believes that its experience has the potential to reduce future development costs.*

--------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations. Investors are strongly encouraged to review the section entitled "Factors Affecting Operating Results and Market Price of Stock" commencing on page 14, for a discussion of factors that could affect future performance.

Deploy Leading Technologies

         One of the Company's objectives is to apply both proven and emerging technologies as they become available in order to maximize the effectiveness of its Web site services. The Company has formed informal non-exclusive relationships with key technology providers in an effort to gain access to, and influence the features of, the Company's utilization of their technologies.

Channel Marketing

         The Company will continue to focus on developing strategic relationships with Channel Sources (defined below) that seek to augment their businesses by making available the Company's services to their own customer base. See "Marketing-Channel Sources."

MARKETING

General

         The Company markets its services directly and seeks to form strategic marketing relationships with third parties. At December 31, 1998, the Company had two employees dedicated to business development. Additionally, two of the Company's executive officers spend a portion of their time marketing the Company's services. The Company also seeks to attract new clients through other methods, including referrals from existing clients. The Company seeks to cross-sell its various services to its clients and prospective clients through sales presentations that encourage clients to utilize all of the Company's services.

Channel Sources

         The Company's marketing efforts to date have focused in part on developing strategic relationships with other companies, such as advertising agencies, hardware and software companies and Internet service providers ("Channel Sources") that seek to augment their businesses by making available interactive advertising and Web site design and creative services provided by the Company and other third parties. The Company therefore targets advertising agencies that do not offer Web site related services, providers of other Internet services (e.g., access, connectivity and Web site hosting), consultants and systems integrators, and other businesses whose clients are likely to require the services that the Company provides.

CLIENTS

         K2's client relationships have ranged from Fortune 500 companies to entrepreneurial Web related start-ups. In fiscal 1998, the Company's four largest clients, WavePhore (approximately 23.4%), Standard & Poor's (approximately 18.5%), Bell Atlantic Network Services (approximately 6.0%) and Lexis-Nexis (approximately 5.8%) accounted for approximately 30.3% of total revenue. In fiscal 1997, the Company's four largest clients Cox, Interactive Media (approximately 15.3%), WavePhore (approximately 11.8%), Bell Communications (approximately 6.0%) and Planet Direct

(approximately 6.0%) accounted for approximately 39.0% of total revenue. However, WavePhore terminated its relationship with the Company at the end of the third quarter of 1998. Although WavePhore accounted for a material portion of revenue during the past two fiscal years, the Company's revenues are project oriented and, thus, the Company is dependent on its ability to replace and attract new clients upon the completion of existing projects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         In the past, Web design businesses have tended to be project-oriented engagements, with the completion of the project occurring over a 3 to 5 month period. Although such assignments comprise an important part of K2's consulting and creative business, our current marketing-driven business model includes a dedicated effort to continue and cultivate existing relationships with clients, most of which use media placement as a central part of their strategic activity. For example, Standard & Poor's initially engaged the Company in 1997, accounted for approximately 18.5% of revenue in 1998 and has continued to use K2's services in 1999.

TRADEMARKS

         The Company applied to the U.S. Patent and Trademark Office for several trademarks, which are all in examination but have not yet been published for opposition. There can be no assurance that any of these trademarks will be granted. Trademarks for which the Company has applied include K2(TM) and K2 Design(TM).

GOVERNMENT REGULATION

         The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to Web site service companies and marketing and communications firms. However, due to the increasing media attention focused on the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's services and products and increase the Company's cost of doing business or cause the Company to modify its operations, or otherwise have an adverse effect on the Company's business, operating results or financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business. In addition, Web site developers such as the Company face potential liability for the actions of clients and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel and criminal activity under the laws of the U.S. and foreign jurisdictions. Although the Company maintains $1 million of errors and omissions insurance, a $1 million of general liability insurance, and a $1 million umbrella policy, any imposition of liability in excess of such policies limits or if not covered by such policies could have a material adverse effect on the Company.

COMPETITION

         The markets for the Company's services are highly competitive and are characterized by pressures to incorporate new technologies, accelerate completion schedules and reduce prices. The Company expects competition for its services to intensify in the future, partly because there are no substantial barriers to entry into the Company's business. The Company faces competition from a number of sources, including potential clients that perform interactive marketing and communications services and Web site development services in-house. These sources also include other Web site service boutique firms, communications, telephone and telecommunications companies, computer hardware and software companies, established online services companies, advertising agencies, Internet-services and access providers as well as specialized and integrated marketing communication companies such as Think New Ideas, Inc., all of which are entering the Web site design and creation market in varying degrees and are competing with the Company. Many of the Company's competitors or potential competitors have significantly greater financial, sales, marketing and other resources than the Company. The Company's ability to retain relationships with Channel Sources and its existing clients and generate new clients and relationships with Channel Sources depends to a significant degree on the quality of its services and its reputation, as compared with the quality of services provided by and the reputations of, the Company's competitors. The Company also competes on the basis of creative reputation, price, reliability of services and responsiveness. There can be no assurance that the Company will be able to compete and its inability to do so would have a material adverse impact on the Company's business, financial condition and operating results.

EMPLOYEES

         At December 31, 1998, the Company had 38 employees, of which 34 are full-time employees. Full-time employees include 4 in strategic planning, executive management, business development; 4 account managers; 3 media planning/buying personnel; 13 creative and production personnel; and 4 programmers, in addition to administrative staff.

ITEM 2.  DESCRIPTION OF PROPERTY

         The Company's offices occupy approximately 13,700 square feet of an office building in New York City at an annual rent ranging, over the term of the lease, from approximately $226,100 to $246,600 ($16.50 to $18.00 per square foot) payable in equal monthly installments, plus the Company's allocable share of certain real property taxes and building operating expenses in excess of fixed levels as provided in the lease. The lease has a six-year term and expires April 18, 2003. The Company believes that its current rental payment per square foot is significantly below the average rental for comparable office space in New York City.

         The Company leases additional office space in New York City consisting of 1,976 square feet of office space located at 50 Broad Street, New York, New York at an annual rent ranging, over the term of the lease, from $34,580 to $38,532, payable in equal monthly installments, plus the

Company's allocable share of certain real property taxes and building operating expenses in excess of fixed levels as provided in the lease. The lease has a term expiring on January 31, 2002. The Company has sublet the space to a third party for an annual rent ranging from $27,900 to $35,100 for the remainder of the lease term.

         The Company no longer leases office space in Baltimore, Maryland. The landlord had executed a lease termination agreement with the Company on December 23, 1998. The Company has no future liability for the office space at that location.

ITEM 3.  LEGAL PROCEEDINGS

         The Company is not a party to any material pending legal proceedings as of the date hereof.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         The Company did not submit any matters to a vote of its stockholders, through the solicitation of proxies or otherwise, during the fourth quarter of fiscal 1998.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCK-HOLDER MATTERS

         The Company's Common Stock is traded on the NASDAQ SmallCap Market ("NASDAQ") under the symbol "KTWO" and on the Boston Stock Exchange under the symbol "KTOO". The following table sets forth, for the periods indicated, the range of high and low bid prices of the Common Stock as reported by NASDAQ from the quarter ended March 31, 1997, through December 31, 1998. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Fiscal Quarter Ended           High            Low
--------------------         --------        -------
March 31, 1997                7 1/8          5 5/16

June 30, 1997                 6 1/4            3

September 30, 1997            5 1/4          3 1/8

December 31, 1997            4 23/32         1 9/16

March 31, 1998                2 1/16         1 3/8

June 30, 1998                 5 1/8          2 1/4

September 30, 1998            4 3/8         1 11/16

December 31, 1998             4 3/8          1 1/4

         The approximate number of record holders of the Common Stock at December 31, 1998 was 43, not including beneficial owners whose shares are held by banks, brokers and other nominees.

         During 1998, the Company repurchased an aggregate of 246,250 shares of its Common Stock from three of its stockholders for $386,781. These shares are reflected on the Company's books as treasury stock as of December 31, 1998.

         The Company has not paid any dividends. The Company does not expect to pay cash dividends on its Common Stock in the foreseeable future as any earnings are expected to be retained to finance the Company's operations. Declaration of dividends in the future will remain within the discretion of the Company's Board of Directors.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following presentation of management's discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements, the accompanying notes thereto and other financial information appearing elsewhere in this Report. This section and other parts of this Report contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations-Factors Affecting Operating Results and Market Price of Stock" commencing on page 14.

OVERVIEW

         The Company was founded in 1993 as a general partnership and initially operated a traditional graphic design business. The Company was hired to design a graphical user interface in March 1994 for Sierra Magazine Online, a proprietary online service, and in August 1994 for NetMarket Inc., the first company to perform a secure online transaction on the Internet, at which time the Company shifted its principal business to Web site design and creation. After the Company's IPO on July 26, 1996, the Company began to develop its vision to become a full-service interactive marketing and communications company, largely in anticipation of demands from its clients for additional complementary services. The Company now provides such services as development of online brand, direct response, communications and technical strategies, development of CD-ROM discs, media placement on Web sites, consulting services regarding Web site usage and user characteristics, development and maintenance of Company-owned Web site advertising networks, live Internet broadcasts and offline media services.

         As a result of the expansion of the Company's services beyond Web site design and creation, the Company incurred significant expenses in 1996 in anticipation of future revenues. The Company implemented several cost-cutting measures in 1997 in an effort to control expenses and bring them in line with anticipated revenue levels. The Company remains sensitive to its high ratio of expenses as compared to revenues and is committed to continuing to control and reduce costs, salaries and other overhead items.

RESULTS OF OPERATIONS

General

         Revenues are recognized on a percentage-of-completion basis. Provisions for any estimated losses on uncompleted projects are made in the period in which such losses are determinable. A portion of the Company's revenues have been generated on a fixed fee or cap fee basis.

         On June 1, 1998, the Company sold its CLIQNOW! Division to 24/7 Media Inc. and received both cash and common stock of 24/7 Media, Inc. At December 31, 1998, the Company owned 196,492 shares of common stock of 24/7 Media, Inc., valued on the Company's books at approximately $2.6 million, the value ascribed to such shares in connection with the sale. As a result of management's decision to discontinue the CLIQNOW! Division in May 1998 prior to the sale, the 1998 and 1997 statements of operations reflect the CLIQNOW! Division as a discontinued operation.

                                                                Percentage of Revenues
                                                                Year Ended December 31,
                                                             ----------------------------
                                                              1998               1997
                                                             -------            -------
Revenues                                                      100.0%             100.0%

Operating expenses

         Direct salaries and costs                             75.5%              75.3%
         Selling, general and administrative expenses          46.9%              37.0%
         Depreciation                                           5.5%               4.5%
                                                             -------            -------
                  Total operating expenses                    127.9%             116.8%
                                                             -------            -------
                  Operating loss
                                                              (27.9)%            (16.8)%
Interest and other income, net                                  2.5%               0.5%
                                                             -------            -------

Loss before income tax provision and discontinued
operations                                                    (25.4)%            (16.3)%

Provision for income tax                                        0.6%               0.3%
                                                             -------            -------



                                                                Percentage of Revenues
                                                                Year Ended December 31,
                                                             ----------------------------
                                                              1998               1997
                                                             -------            -------

         Loss from continuing operations                      (26.0)%            (16.6)%
Loss from discontinued operations                              (1.3)%             (6.1)%

Gain from sale of discontinued operations                      46.6%                --
                                                             -------            -------

                   Net income (loss)                           19.3%             (22.7)%
                                                             =======            =======


Revenues

         Revenues for the years ended December 31, 1998 and 1997 were $6,420,000 and $7,501,000, respectively, or a decrease of 14.4% in 1998 as compared to 1997. The decrease in revenues was due principally to a decrease in sales volume, which management believes was primarily a result of changes in management during the third and fourth quarters of 1998 and the loss of two large clients, WavePhore, Inc. and Audio Book Club, Inc. in the third quarter, which were not immediately replaced. In 1998 and 1997, revenues from continuing operations were primarily generated from interactive advertising services and traditional graphic services.

Direct Salaries and Costs

         Direct salaries and costs include all direct labor costs and other direct costs related to project performance, such as independent contractors, freelance labor, supplies, and printing and equipment costs. As a percentage of revenues, direct salaries and costs increased in 1998 as compared to 1997 from 75.3% to 75.5%. In absolute dollars, the Company's direct salaries and costs for 1998 decreased to $4,848,000 from $5,646,000 in 1997, reflecting reduced sales and direct labor in 1998. In 1998, direct salaries and costs consisted primarily of $2,596,000 of media costs, $1,735,000 of direct salary costs and $145,000 paid to freelance artists and other independent contractors, $44,000 of bad debt expenses, and $38,000 paid for printing and photography. The remainder consisted of various project costs. In 1997, direct salaries and costs consisted primarily of $2,143,000 of media costs, $2,008,000 of direct salary costs and $574,000 paid to freelance artists and other independent contractors, $351,000 of bad debt expenses, and $245,000 paid for printing and photography. The remainder consisted of various project costs.

Selling, General and Administrative Expenses

         Selling, general and administrative expenses for 1998 increased to $3,009,000 (46.9% of revenues) from $2,775,000 in 1997 (37.0% of revenues), and in each period consisted of salaries, professional fees, occupancy costs, marketing and advertising and travel and office expenses and supplies, among other things. The increase in 1998 is also due in part to severance expense in the amount of $400,000, which amount was expensed in the fourth quarter of 1998, but will be paid in 1999. As a result of the Company's management reorganization, overall executive salaries have decreased due to the restructuring of certain executive positions.

Depreciation

         Depreciation expense was $357,000 and $339,000 for fiscal 1998 and fiscal 1997, respectively, and related primarily to depreciation of equipment and leasehold improvements. The depreciation expense in fiscal 1998 was principally the result of depreciation of the Company's equipment and leasehold improvements in connection with the acquisition of computer equipment and the relocation of its offices.

Interest and Other Income, Net

         The Company's cash investments earned interest and other income net of interest expense and other expenses of $161,000 for the year ended December 31, 1998. The Company incurred interest and other income net of interest expense and other expenses of $37,000 for the year ended December 31, 1997.

Operating Loss

         Excluding the gain on sale from discontinued operations, the Company incurred a net loss from operations in 1998 of $(1,672,000) as compared to a net loss from operations in 1997 of $(1,241,000). The increased net loss from operations in 1998 as compared to 1997 is attributable to reduced revenues in the fourth quarter without a corresponding reduction in labor costs and a $400,000 severance charge.

Selected Quarterly Operating Results (Unaudited)

         The following table presents unaudited quarterly financial information for the period from January 1, 1997 to December 31, 1998. The information has been derived from the Company's unaudited Consolidated Financial Statements. The unaudited quarterly financial information has been prepared on the same basis as the audited Consolidated Financial Statements and includes all adjustments, including adjustments to remove discontinued operations from operating results and normal recurring adjustments, that the Company considers necessary for a fair presentation of such information when read in conjunction with the Company's audited Consolidated Financial Statements and the accompanying notes thereto appearing elsewhere in this Report. These results are not indicative of results for any future period.

                                            1997                                                   1998
                      March 31,     June 30,   September 30,  December 31,   March 31,     June 30,    September 30,  December 31,
                      ---------     --------   -------------  ------------  -----------  -----------   -------------  ------------
Revenues            $ 1,650,103  $ 1,097,373   $ 1,636,991    $ 3,116,786   $ 2,140,382  $ 1,895,232   $  1,901,265    $  483,088
                      ---------     --------   -------------  ------------  -----------  -----------   -------------  ------------
Operating
Direct salaries
and costs             1,186,774      834,567     1,225,886      2,398,402     1,465,601    1,202,492      1,448,140       731,539

Selling, general
and administrative      645,166      583,331       737,674        808,519       534,220      686,894        655,281     1,132,369
expenses


Depreciation             55,280       60,426        86,305        136,527        89,008       88,271         86,539        93,061
                      ---------     --------   -----------    -----------   -----------  -----------   -------------  -----------

Total operating
expenses              1,887,220    1,478,324     2,049,865      3,343,448     2,088,829    1,977,657      2,189,960     1,956,969
                      ---------    ---------   -----------    -----------   -----------  -----------   -------------  -----------

Operating income
(loss)               $ (237,117)  $ (380,951)   $ (412,874)   $ (226,662)      $ 51,553    $ (82,425)    $ (288,695)  $(1,473,881)
                      ---------     --------   -------------  ------------  -----------  -----------   -------------  ------------



         Quarterly revenues and operating results have fluctuated and will fluctuate as a result of a variety of factors. These factors, some of which have affected the Company and some of which are beyond the Company's control, include the timing of the completion, material reduction or cancellation of major projects, the loss of a major customer or the termination of a relationship with a Channel Source, timing of the receipt of new business, timing of the hiring or loss of personnel, changes in the pricing strategies and business focus of the Company or its competitors, capital expenditures, operating expenses and other costs relating to the expansion of operations, general economic conditions and acceptance and use of the Internet. The Company's quarterly operating margins may also fluctuate from period to period depending on the relative mix of lower cost full time employees versus higher cost independent contractors. Revenues and operating results are difficult to forecast because of these fluctuations. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, which event may have a material adverse effect on the Company's operations for such period.

         The trading prices of the Common Stock and the Warrants are subject to fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products or services by the Company or its competitors, as well as other events or factors. In addition, the stock market has from time to time experienced price and volume fluctuations which have particularly affected the market price of technology-oriented and media companies, which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock and the Warrants.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's cash increased by approximately $587,000, or 26%, from $2,243,000 at December 31, 1997 to $2,830,000 at December 31, 1998. This
increase in cash was principally due to the Company's focus on collecting its accounts receivables, the receipt of approximately $782,000 of net proceeds from the sale of the CLIQNOW! Division and the Company's active management of its accounts payables.

         The Company is dependent on its current cash balance of $2,830,000 million (at December 31, 1998), together with cash generated by operations, for working capital in order to be competitive, to meet the increasing demands for service, quality and pricing and for expansion of its business. While the Company believes that its cash position together with cash expected to be generated by operations will be sufficient to finance its operations for at least one year, the Company may nevertheless require future substantial alternative financing in order to satisfy its working capital needs, which may be unavailable or prohibitively expensive since the Company's only assets available to secure additional financing are accounts receivable and its ownership of shares of common stock of 24/7 Media, Inc.* See "-- Factors Affecting Operating Results and Market Price of Stock--Cash Flow Deficit; Need for Additional Financing." Accounts payable decreased by 59.0% to $783,000 at December 31, 1998 from $1,910,000 at December 31, 1997, due primarily to decreased media placement revenues. Deferred revenues at December 31, 1997 were $643,000. There were no deferred revenues at December 31, 1998 due to lower sales volume at year end.

         Cash provided by the Company's operating activities of $474,000 in the year ended December 31, 1998 related primarily to a substantial increase in collection of accounts receivable, which was partially offset by a decrease in accounts payable and the decrease in deferred revenue.

         In 1998, the Company spent $210,000 on capital expenditures, consisting of computer equipment, as well as furniture, fixtures and leasehold improvements. The Company presently intends to make capital expenditures of $275,000 in 1999, consisting of equipment, furniture and fixtures and leasehold improvements.

         The Company's cash position was further impacted in 1998 as a result of the repurchase of 246,250 shares of the Company's common stock from three stockholders for an aggregate of approximately $387,000. The Company's cash position will be impacted in 1999 as a result of severance payments in the amount of $400,000.

 Year 2000 Compliance

         There are issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex, as virtually every computer operation will be affected in some way by the rollover of the two digit year value of 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. Management believes that after testing all internal hardware and software, it is Year 2000 compliant. The Company's router has been replaced in order to be year 2000 compliant and a special Year 2000 compliant test software has been run on the Company's hardware to ascertain that the Company hardware is compliant. The Company is not aware of any programming created by the Company on behalf of a client that is not year 2000 compliant. The Company is not responsible for outside modes of communication, sites or facilities over which client media campaigns or placements occur; however, the Company is not currently aware of any such delivery vendors that are not year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects with year 2000 compliance. Any year 2000 compliance problems of either the Company or its clients or vendors could have a material adverse effect on the Company's business, results of operations and financial condition.

--------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations. Investors are strongly encouraged to review the section entitled "Factors Affecting Operating Results and Market Price of Stock" commencing on page 14, for a discussion of factors that could affect future performance.

FACTORS AFFECTING OPERATING RESULTS AND MARKET PRICE OF STOCK

Cash Flow Deficit; Need for Additional Financing

         The Company's focus is on increasing the volume of all of its services. As a result, the Company has hired and will continue to hire additional personnel and has incurred and will continue to incur substantial expenses related to administration, production, technical resources, marketing, customer support and infrastructure in order to enhance and expand its operations. The Company had an operating cash flow deficit of $(792,000) in fiscal 1997 and an operating cash flow of $474,000 in fiscal 1998. The Company may require substantial additional financing in order to satisfy its working capital needs, which may be unavailable or prohibitively expensive since the Company's only assets available to secure additional financing are accounts receivable and its ownership of shares of common stock of 24/7 Media, Inc. Should such financing be unavailable or prohibitively expensive when the Company requires it, the Company would not be able to finance any expansion of its business and may not be able to satisfy its working capital needs, either of which would have a material adverse effect on the Company's business, operating results and financial condition.

Recent Operating Losses; Early Stage of Development

         The Company's revenues for the years ended December 31, 1998 and 1997 were $6,420,000 and $7,501,000, respectively, with losses from continuing operations of $(1,672,000) and $(1,241,000), respectively, and a net income of $1,237,000 in 1998 and a net loss of $(1,703,000) in 1997. The net income of $1,237,000 in fiscal 1998 was due to the gain on the sale of discontinued operations. There can be no assurance that the Company will be profitable in the future or that revenue growth, if any, can be sustained.

         The prospects of the Company must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets and especially those in Internet and other computer related markets. There can be no assurance that the Company will be successful in addressing these risks.

Ability to Manage Growth

         Prior to November 1997, the Company experienced substantial growth in the number of the Company's employees, and since the beginning of 1996 there has been increased (i) responsibility for both existing and new management personnel, (ii) strain on the Company's existing management, administrative, operational, financial and technical resources and (iii) increased demands on its management information systems and controls. There can be no assurance that the Company will effectively develop and implement systems, procedures or controls adequate to support the Company's operations or that management will be able to achieve the rapid execution necessary to fully exploit all opportunities for the Company's services. To manage its business and any growth, the Company must continue to implement and improve its operational and financial systems and continue to expand, train and manage its employees. If the Company is unable to manage its business effectively, the Company's business, operating results and financial condition will be materially adversely affected.

Evolving Marketing Strategy

         The Company's marketing efforts have expanded as the range of services which the Company offers has increased. In addition to developing strategic relationships with other companies and Channel Sources that seek to augment their businesses by directly or indirectly offering to their clients Web site services provided by the Company and other third parties, the Company also directly markets its core creative services as well as the services of its media group.

         To try to avoid any conflict with a Channel Source, the Company does not intend to offer services to clients referred by a particular Channel Source that could be provided to those clients by that Channel Source. Since the Company does not expect to offer its full range of services to these clients, projects for them may be less profitable than full-service production projects for other clients. Should a Channel Source favor other providers of similar services, fail to effectively market the Company's services as a result of the Channel Source's competitive position or otherwise, or not utilize the Company's services to the extent anticipated by the Company, the Company may also be adversely affected. The inability to recruit, manage or retain additional Channel Sources, or their inability to market the Company's services effectively or provide timely and cost-effective customer support and service, could materially adversely affect the Company's business, operating results and financial condition.

Project-Oriented Clients; Concentration of Revenues

         Since many of the Company's clients engage the Company on a single project basis, clients from whom the Company generated substantial revenue in one period have not necessarily been a substantial source of revenue in a subsequent period. Additionally, costs are significantly higher with respect to single projects as compared to servicing a client on a multiple project or continuous basis. For example, during 1998, WavePhore, Inc. and Standard & Poor's Inc. accounted for approximately 23.4% and 18.5%, respectively, of revenues. Also in 1998, WavePhore, Inc. and one other large client terminated their relationships with the Company; however, Standard & Poor's continues to be an active and significant client of the Company. Due to the Company's limited operating history and the emerging nature of the Internet, the Company generally cannot be sure whether its relationships with clients will be on a project basis or on a longer term relationship basis. To the extent the Company does not generate repeat or ongoing business from its clients, it will incur the higher sales and marketing expenses associated with attracting new clients as compared to those in attracting additional business from existing clients.

Risk of System Failures

         The Company's success largely depends on the uninterrupted operation of its computer and communications hardware systems. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. The Company presently has very limited redundant systems. The

Company does not have a formal disaster recovery plan and carries limited business interruption insurance to compensate for any losses that may occur. The Company's servers are also vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, which could materially and adversely affect the Company.

Uncertain Adoption of Internet as a Medium of Commerce and Communications; Dependence on Internet

         Demand and market acceptance for recently introduced services and products like those offered by the Company are subject to a high level of uncertainty. The use of the Internet in marketing and advertising and otherwise, particularly by those individuals and enterprises that have historically relied upon traditional means of marketing and advertising, generally requires the acceptance of a new way of conducting business and exchanging information. Enterprises that have already invested substantial resources in other means of conducting business and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing resources and infrastructure less useful. There can be no assurance that the market for the Company's services will develop and if it fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's services do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected.

         The Company's ability to derive revenues will also depend upon a robust industry and the infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure or timely development of complementary products, such as high speed modems and bandwidths. Moreover, other critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, and quality of service) remain unresolved and may impact the growth of Internet use. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be and remain a viable commercial marketplace. If the infrastructure necessary to support the Internet's commercial viability is not developed, or if the Internet does not become a viable marketplace, the Company's business, operating results and financial condition would be materially and adversely affected.

Risk of Changing Technology

         The services the Company offers, and the services and products the Company expects to offer in the future, are impacted by rapidly changing technology, evolving industry standards, emerging competition and frequent new service, software and other product introductions. There can be no assurance that the Company can successfully identify new business opportunities and develop and bring new services or products to market in a timely and cost-effective manner, or that services, products or technologies developed by others will not render the Company's services or products noncompetitive or obsolete. In addition, there can be no assurance that services, products or enhancements introduced by the Company will achieve or sustain market acceptance or be able to effectively address compatibility, inoperability or other issues raised by technological changes or new industry standards. The Company's pursuit of technological advances may also require the Company to seek assistance from third parties.

Intellectual Property Rights; Risk of Infringement; Possible Litigation

         The Company believes that its success in its core business of interactive advertising is not dependent upon patents, copyrights or trademarks and the Company does not currently have any registered patents, copyrights or trademarks, although applications for various trademarks have been made. Consequently, the Company relies principally on a combination of common-law and statutory law to protect its proprietary information and know-how. The Company also utilizes technology owned by third parties. There can be no assurance that licenses for any technology developed by third parties that might be required for the Company's services would be available on reasonable terms, if at all. See "Business--Trademarks."

         Although the Company does not believe that its services infringe the proprietary rights of any third parties, there can be no assurance that third parties will not assert claims based on these services against the Company in the future or that any of those claims would not be successful. In addition, many of the Company's competitors rely upon trade secret law. Litigation may be necessary in the future to enforce the Company's intellectual property rights and to protect its proprietary information, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation of this nature, whether or not successful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition and operating results. Furthermore, parties making claims against the Company could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could directly or indirectly prohibit the Company from providing certain services and products. A judgment of this nature could have a material adverse effect on the Company's business, financial condition and results of operations.

Conflicts of Interest; Restrictions

         The Company has been precluded and may be precluded in the future from pursuing opportunities that require it to provide services to direct competitors of existing clients or Channel Sources. In addition, the Company risks alienating or straining relationships with clients and Channel Sources each time the Company agrees to provide services to even indirect competitors of existing clients or Channel Sources. Conflicts of interest may jeopardize the stability of revenues generated from existing clients and Channel Sources and preclude access to business prospects, either of which could have a material adverse effect on the Company's business, financial condition and operating results.

ITEM 7.           FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         See Item 13(a)(1) in Part IV.

ITEM 8.           CHANGES IN AND DISAGREEMENTS ON ACCOUNTING AND
                  FINANCIAL DISCLOSURE

         Not Applicable

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         The information required for this item is incorporated by reference to the Company's 1999 Definitive Proxy Statement which the Company will file with the Securities and Exchange Commission no later than 120 days subsequent to December 31, 1998.

ITEM 10.          EXECUTIVE COMPENSATION

         The information required for this item is incorporated by reference to the Company's 1999 Definitive Proxy Statement which the Company will file with the Securities and Exchange Commission no later than 120 days subsequent to December 31, 1998.

ITEM 11.          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                  MANAGEMENT

         The information required for this item is incorporated by reference to the Company's 1999 Definitive Proxy Statement which the Company will file with the Securities and Exchange Commission no later than 120 days subsequent to December 31, 1998.

ITEM 12.          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The information required for this item is incorporated by reference to the Company's 1999 Definitive Proxy Statement which the Company will file with the Securities and Exchange Commission no later than 120 days subsequent to December 31, 1998.

                                     PART IV

ITEM 13.          AND REPORTS ON FORM 8-K
                                                                                     Page
         (a)      Documents filed as part of this report.

                  1.       Financial Statements and Schedule

                  Report of Independent Public Accountants.........................  F-1

                  Consolidated Balance Sheet - December 31, 1998...................  F-2

                  Consolidated Statements of Operations - For the years ended
                  December 31, 1998 and 1997.......................................  F-3

                  Consolidated Statements of Changes in Stockholders' Equity -
                  For the years ended  December 31, 1998 and 1998..................  F-4

                  Consolidated Statements of Cash Flows - For the years ended
                  December 31, 1998 and 1997.......................................  F-5

                  Notes to Consolidated Financial Statements.......................  F-7

                  Schedule II...................................................... F-15

         2.       Exhibits

                  3.1      Certificate of Incorporation of the Company*

                  3.1(a) Amendment to Certificate of Incorporation of the Company*

                  3.2      By-laws of the Company*

                  3.2(b)   Amendment to By-laws of the Company*

                  4.1      Common Stock Certificate*

                  4.2      Warrant Certificate*

                  4.4      Warrant Agreement by and between Continental Stock
                           Transfer & Trust Company and the Company*

                  4.5 Voting Agreement among Messrs. Centner, de Ganon, Cleek and Szollose*

                  10.1     1996 Stock Incentive Plan and Rules Relating thereto*

                  10.2     1997 Stock Option Plan**

                  10.3     Consulting Agreement with Harvey Berlent*

                  10.4     Employment Agreement with Matthew G. de Ganon*

                  10.7     Employment Agreement with Douglas E. Cleek*

                  10.8     Agreement of Lease - 55 Broad Street, New York,
                           New York*

                  10.9     Agreement of Lease - 50 Broad Street, New York,
                           New York**

                  10.10    Lease Agreement of - Baltimore, Maryland**

                  10.12 Employment Agreement with Lynn Fantom dated October 22, 1998

                  10.13 Extension of Employment Agreement with Matthew G. de Ganon dated November 2, 1998

                  10.14 Extension of Employment Agreement with Douglas E. Cleek dated January 15, 1999

                  10.15 Employment Agreement with Seth Bressman dated February 11, 1999

                  10.16    Lease Termination Agreement - Baltimore, Maryland

                  21.1     Subsidiary List*

                  27.1     Financial Data Schedule

--------------

* Incorporated by reference from the Registrant's Registration Statement on Form SB-2, No. 333-4319.
** Incorporated by reference from the Registrant's Form 10-KSB for its fiscal year ended 12/31/96.

(b) The Company did not file any Current Reports on Form 8-K during the last quarter of the period covered by this Report.

                                   SIGNATURES

         In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                   K2 DESIGN, INC.

         Dated:  March 26, 1998

                                          By:   /s/ Matthew G. de Ganon
                                                -----------------------------
                                                Matthew G. de Ganon, Chairman


                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints Matthew G. de Ganon, as his attorneys-in-fact to sign his or her name, in any and all capacities, to any amendments to this Form 10-KSB and any other documents filed in connection therewith to be filed with the Securities and Exchange Commission.

         In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

           Signature                              Title                                  Date
           ---------                              -----                                  ----
/s/ Matthew G. de Ganon               Chairman of the Board                         March 26, 1999
---------------------------------
Matthew G. de Ganon

                                      Chief Executive Officer, President and        March 26, 1999
/s/ Lynn Fantom                       Director
---------------------------------
Lynn Fantom

                                      Chief Financial Officer (Principal            March 26, 1999
/s/ Seth Bressman                     Financial and Accounting Officer
---------------------------------
Seth Bressman

/s/ Douglas E. Cleek                  Executive Vice President and Director         March 26, 1999
---------------------------------
Douglas E. Cleek

/s/ James A. Favia                    Director                                      March 26, 1999
---------------------------------

James A. Favia

/s/ Steven N. Goldstein               Director                                      March 26, 1999
---------------------------------
Steven N. Goldstein

/s/ Bradley K. Szollose               Director                                      March 26, 1999
---------------------------------
Bradley K. Szollose

                                 K2 DESIGN, INC.
                                 AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page

Financial Statements of K2 Design, Inc. and Subsidiary

       Report of Independent Public Accountants...........................   F-1

       Consolidated Balance Sheet - December 31, 1998.....................   F-2

       Consolidated Statements of Operations - For the years
         ended December 31, 1998 and 1997.................................   F-3

       Consolidated Statements of Changes in Stockholders'
         Equity - For the years ended December 31, 1998 and 1997..........   F-4

       Consolidated Statements of Cash Flows - For the years
         ended December 31, 1998 and 1997.................................   F-5

       Notes to Consolidated Financial Statements.........................   F-7

       Schedule II - Valuation and Qualifying Accounts....................  F-13

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To K2 Design, Inc:

We have audited the accompanying consolidated balance sheet of K2 Design, Inc. (a Delaware corporation) and its subsidiary (a New York corporation) as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K2 Design, Inc. and its subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for the purpose of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                           ARTHUR ANDERSEN LLP


New York, New York
February 19, 1999

                         K2 DESIGN, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1998


                                     ASSETS

CURRENT ASSETS:
Cash and cash equivalents (Note 2)                                                       $ 2,829,628

Accounts receivable, net of allowance for doubtful accounts of $25,000                       269,173

Prepaid expenses and other current assets                                                    118,298
                                                                                         -----------
                           Total current assets                                            3,217,099

INVESTMENT IN RESTRICTED SECURITIES, AT COST (Note 8)                                      2,558,300

FIXED ASSETS, net (Note 3)                                                                   745,388

RESTRICTED CASH                                                                              150,711

OTHER ASSETS                                                                                   9,172
                                                                                         -----------
                           Total assets                                                  $ 6,680,670
                                                                                         ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current portion of capital lease obligations (Note 4)                                    $    30,379

Accounts payable                                                                             783,216

Accrued compensation and payroll taxes                                                        96,642

Accrued expenses                                                                             999,899

Customer advances                                                                             51,288
                                                                                         -----------
                           Total current liabilities                                       1,961,424

LONG-TERM CAPITAL LEASE OBLIGATIONS (Note 4)                                                   1,722
                                                                                         -----------
                           Total liabilities                                               1,963,146
                                                                                         -----------

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY (Notes 2 and 7):

Preferred stock, $.01 par value, 1,000,000 shares authorized;  0 shares
issued and outstanding                                                                            --

Common stock, $.01 par value, 9,000,000 shares authorized; 3,692,817                          36,928
shares issued and 3,446,567 shares outstanding

Treasury Stock, 246,250 shares at cost
                                                                                           (386,781)
Additional paid-in capital                                                                 6,428,963

Accumulated deficit                                                                      (1,361,586)
                                                                                         -----------
                           Total stockholders' equity                                      4,717,524
                                                                                         -----------
                           Total liabilities and stockholders' equity                    $ 6,680,670
                                                                                         ===========

         The accompanying notes are an integral part of this consolidated balance sheet.

                         K2 DESIGN, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                       1998             1997
                                                   ------------    ------------
REVENUES                                           $  6,419,967    $  7,501,253

DIRECT SALARIES AND COSTS                             4,847,772       5,645,629


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES          3,008,764       2,774,690

DEPRECIATION                                            356,879         338,538
                                                    ------------    ------------
Loss from continuing operations before interest
  and other income, net, income taxes and
  discontinued operations                            (1,793,448)     (1,257,604)

INTEREST AND OTHER INCOME, net                          160,777          37,087
                                                    ------------    ------------
Loss before provision for income taxes and
  discontinued operations                            (1,632,671)     (1,220,517)

PROVISION FOR INCOME TAXES                               39,143          20,570
                                                    ------------    ------------
Loss from continuing operations                      (1,671,814)     (1,241,087)

Loss from discontinued operations                       (85,309)       (462,163)

GAIN ON SALE FROM DISCONTINUED OPERATIONS,
  net of income taxes                                 2,994,204              --
                                                    -----------     ------------
 Net income (loss)                                  $ 1,237,081     $(1,703,250)
                                                    ===========     ============

Loss per share from continuing operations -
         Basic and diluted                              $ (0.47)        $ (0.34)

Loss per share from discontinued operations -
         Basic and diluted                                (0.02)          (0.12)

Income per share from gain on sale of
discontinued operations -
         Basic and diluted                                 0.84              --
                                                    -----------     ------------
Net income (loss) per share
         Basic and diluted                              $  0.35         $ (0.46)
                                                    ===========     ============

WEIGHTED AVERAGE BASIC AND DILUTED COMMON
SHARES OUTSTANDING                                    3,553,861       3,663,046
                                                    ===========     ============


 The accompanying notes are an integral part of these consolidated statements.

                         K2 DESIGN, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                                                        Number of      Treasury
                                 Number of                Additional       Accumulated   Treasury         Stock
                                  Shares       Amount   Paid-in Capital      Deficit      Shares         Amount           Total
BALANCE, January 1, 1997        3,645,421    $ 36,454   $  6,281,183      $  (895,417)         -       $       -     $  5,422,220
Stock issued for options           35,250         353              -                -          -               -              353
Compensation expense                    -           -         67,757                -          -               -           67,757
Net loss                                -           -              -       (1,703,250)         -               -       (1,703,250)
                                ---------    --------   ------------      -----------   --------       ---------     ------------
BALANCE, December 31, 1997      3,680,671      36,807      6,348,940       (2,598,667)         -               -        3,787,080
Repurchase of Treasury Stock            -           -              -                -   (246,250)       (386,781)        (386,781)
Net Income                              -           -              -        1,237,081          -               -        1,237,081
Compensation expense               12,146         121         80,023                -          -               -           80,144
BALANCE, December 31, 1998      3,692,817    $ 36,928   $  6,428,963      $(1,361,586)  (246,250)      $(386,781)    $  4,717,524
                                =========    ========   ============      ===========   ========       =========     ============


 The accompanying notes are an integral part of these consolidated statements.

                         K2 DESIGN, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                                              1998                 1997
                                                                                           -----------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                                                                           $1,237,081        $(1,703,250)

Net gain from sale of discontinued operation                                                (2,994,204)                --

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities-

         Non cash compensation expense                                                          80,144             67,757

         Depreciation                                                                          356,879            347,346

         Loss from disposal of fixed assets                                                         --             16,438

         Changes in-

         Accounts receivable, net                                                            3,163,980         (1,365,438)

         Prepaid expenses and other current assets                                              37,893           (358,573)

         Unbilled revenue                                                                      265,869                 --

         Other assets                                                                              901                549

         Accounts payable                                                                   (1,127,163)         1,165,816

         Accrued compensation and payroll taxes                                                (64,107)            35,956

         Other accrued expenses                                                                138,396            494,454

         Deferred revenue and customer advances                                               (621,871)           506,990
                                                                                           -----------        -----------

         Net cash provided by (used in) operating activities                                   473,798           (791,955)
                                                                                           -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

         Proceeds from sale of discontinued operation                                          782,459                 --

         Restricted cash                                                                            --           (120,711)

         Proceeds from sale of fixed assets                                                         --             63,200

         Purchase of fixed assets                                                             (209,914)          (711,253)
                                                                                           -----------        -----------

         Net cash provided by (used in) investing activities                                   572,545           (768,764)
                                                                                           -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

         Issuance of common stock                                                                   --                353

         Purchase of common stock for treasury                                                (386,781)                --

         Principal payments on capital lease obligations                                       (72,922)           (64,076)
                                                                                           -----------        -----------

         Net cash used in financing activities                                                (459,703)           (63,723)
                                                                                           -----------        -----------

                                                                                               586,640         (1,624,442)
         Net increase (decrease) in cash

CASH AND CASH EQUIVALENTS beginning of year                                                  2,242,988          3,867,430
                                                                                           -----------        -----------

CASH AND CASH EQUIVALENTS end of year                                                      $ 2,829,628        $ 2,242,988
                                                                                           -----------        -----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

         Cash paid during the year for-

                  Interest                                                                   $  28,575         $   32,802

                  Income taxes                                                               $  25,609         $   20,570

          Non cash investing activities-

         Investment in restricted securities, at cost                                      $ 2,558,300         $       --

                   Equipment acquired under capital lease obligations                      $         -         $   39,212


  The accompanying notes are an integral part of these consolidated statements.

                         K2 DESIGN, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

1.  ORGANIZATION AND BUSINESS

K2 Design, Inc. ("K2" or the "Company") commenced operations on March 1, 1993 as a partnership. In January 1995 the Partnership contributed its capital into a newly formed corporation and elected S Corporation status.

Effective January 1, 1996, the Company was reorganized as a Delaware Holding C corporation having a wholly owned operating subsidiary incorporated in New York. The reorganized corporation is authorized to issue 9,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share.

K2 is a full service interactive communications, design and technology company, engaged primarily in the business of interactive advertising. The Company also provides various other information delivery services. The Company's clients are primarily U.S.-based corporations operating in a wide variety of industries.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenues are recognized on the percentage of completion method based upon the ratio of costs incurred to total estimated costs incurred and anticipated profits earned on projects in progress in excess of amounts billed. Customer advances represent amounts billed in excess of costs incurred and estimated profit earned. Such billings generally occur at the beginning of contract periods, and are in accordance with contract provisions. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. A portion of the Company's revenues has been generated on a fixed fee for service basis.

Cash and Cash Equivalents

The Company considers all short term investments having a maturity of three months or less to be cash equivalents.

Fixed Assets

Fixed assets are carried at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the underlying lease.

Estimated useful lives by class of assets are as follows:

                       Computers and Equipment      3 years
                       Furniture and fixtures       5 years
                       Leasehold improvements       Life of lease

Accrued Expenses

Accrued expenses are comprised of the following as of December 31, 1998.

Accrued Severance                                                     $400,000
Accrued Media Planning and Ad Servicing                                315,664
Accrued Expenses - other                                               284,235
                                                                      --------
                                                                      $999,899
                                                                      ========

Fair Value of Financial Instruments

The carrying amounts of the Company's cash and cash equivalents, accounts receivable, and accounts payable approximate fair market value based upon the relatively short-term nature of these financial instruments.

Concentration of Revenue

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. The Company performs ongoing credit evaluations of its clients' financial condition and generally requires no collateral from its clients. Sales to the Company's two largest clients constituted approximately 23% and 19% of revenue for the year ended December 31, 1998. The Company had accounts receivable from these clients amounting to $113,164 at December 31, 1998. Sales to the Company's two largest clients for the year ended December 31, 1997 constituted approximately 15% and 12% of revenue.

Income Taxes

Effective January 1996, the Company elected to be treated as a C Corporation. As a result, the Company is subject to Federal, New York State and City income taxes on the Company's taxable income.

The Company provides Federal, state and city income tax in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years on which those temporary differences are expected to be recovered or settled.

Net Income (Loss) per Share of Common Stock

Statement of Financial Accounting Standards No. 128, "Earnings Per Share" establishes new standards for computing and presenting earnings per share (EPS). The standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities. Outstanding stock options of 810,200 and 464,950 as of December 31, 1998 and 1997 respectively, have been excluded from the above calculations as they are antidilutive.

Stock-Based Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123) establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS 123 encourages entities to adopt a fair value based method of accounting for stock compensation plans. However, SFAS 123 also permits entities to continue to measure compensation costs under pre-existing accounting pronouncements with the requirement that pro forma disclosures of net income and earnings per share be included in the notes to the financial statements. The Company has elected to adopt the disclosure requirements of SFAS 123 (see Note 7).

New Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Reporting on Segments") ("SFAS 131"). SFAS requires companies to disclose certain information related to the various segments in which it operates. The Company believes that it operates in one segment.

3.  FIXED ASSETS

Fixed assets, at cost, including capital leases (see Note 4), summarized by major categories at December 31, 1998, consist of the following:

                      Computers and Equipment                     $   936,525

                      Furniture and fixtures                          280,315

                      Leasehold improvements                          248,362
                                                                  -----------
                                                                    1,465,202

                      Less: Accumulated depreciation                (719,814)
                                                                  -----------
                      Fixed assets, net                           $   745,388
                                                                  ===========

4.   CAPITAL LEASE OBLIGATIONS

The Company is a lessee in non cancelable leasing agreements for certain computers and equipment. Included in fixed assets is $32,101 of computers and equipment held under capital leases.

Future minimum lease payments for fixed assets under capital lease at December 31, 1998, are as follows:

                               1999                               $    37,085

                               2000                                     1,916
                                                                  -----------
                               Total minimum lease payments            39,001

                               Less-Imputed interest                   (6,900)
                                                                  -----------
                               Total capital lease obligation     $    32,101
                                                                  -----------

5.  COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain office space and automobiles for varying periods. At December 31, 1998, approximate future minimum rental commitments under all non cancelable operating leases are as follows:

                                Fiscal Year:
                                ------------
                                1999                $ 302,733

                                2000                  294,030

                                2001                  294,031

                                2002                  260,003

                                2003                   76,017

Rental expense under the above leases amounted to $225,893 in 1998 and $254,679 in 1997.

An aggregate of $400,000 of severance payments will be made during 1999, which amount has already been accrued and reflected in selling, general and administrative expenses on the consolidated statement of operations for the year ended December 31, 1998.

Employment contracts

The Company has employment contracts with each of its executives. Two contracts which were to expire on December 31, 1998 were renewed for an additional three year period and provide for minimum annual salaries of $153,000 with 20% increases for each successive year. Such contracts also include bonuses equal to 1.88% of the Company's pre-tax profit. The Company entered into a two year employment contract with an executive officer providing for an annual salary of $250,000 and a bonus equal to 10% of the Company's pre-tax profit not to exceed $75,000, provided that the Company's pre-tax profits for fiscal 1999 are at least $250,000 and for fiscal 2000 are at least $500,000. The Company also entered into a one year employment contract with an executive officer expiring January 31, 2000, subject to automatic renewals, providing for an annual salary of $125,000 and a bonus equal to $50,000 in the event of a Change of Control Event (as defined in the contract).

6.  INCOME TAXES

As described in Note 2, the Company previously elected "S" corporation status under the provisions of the Internal Revenue Code. In January, 1996 the Company reorganized as a Delaware Holding C corporation in contemplation of the initial public offering.

The provision for income taxes on the net income (loss) for the years ended December 31, 1998 and 1997 differs from the amount computed by applying the Federal statutory rate due to the following:

                                                          1998           1997
                                                         ------         ------
Statutory Federal income tax rate                         34.0%         (34.0)%

State and local taxes, net                                 4.8           (4.8)

Valuation Allowance (utilization of NOL)                 (31.4)          40.0
                                                         ------         ------
Effective Tax Rate                                         7.4%           1.2%
                                                         ------         ------

7.  STOCK OPTION PLAN

The Company has two stock plans, the 1996 Stock Option Plan (the "1996 Plan"), and the 1997 Stock Incentive Plan (the "1997 Plan", and together with the 1996 Plan, the "Plans"). Pursuant to the Plans, designated employees, including officers and directors of the Company and certain outside consultants, will be entitled to receive nonqualified stock options and qualified stock incentive compensation. As of December 31, 1998, there were no shares of common stock available for grant under the Plans.

The 1996 Plan expires on January 1, 2006 and the 1997 Plan expires on June 12, 2007. Under the terms of the Plans, the minimum exercise price of options granted cannot be less than 100% of the fair market value of the common stock of the Company on the option grant date. Options granted under the Plan generally expire ten years after the option grant date. For incentive stock options granted to such persons who would be deemed to have in excess of a 10% ownership interest in the Company, the option price shall not be less than 110% of such fair market value for all options granted, and the options expire five years after the option grant date.

A summary of the Plans at December 31, 1998 and 1997 is presented in the table below:

                                                                             Weighted Average
                                                     Shares                   Exercise Price
                                                   -----------               ----------------
Outstanding at January 1, 1997                       118,500                      $4.03

Granted                                              364,950                       1.57

Exercised                                               --                           --


Forfeited                                            (18,500)                      4.03
                                                   ---------                      -----

Outstanding at December 31, 1997                     464,950                       2.10

Granted                                              474,500                       1.54

Exercised                                            (56,750)                       .71

Forfeited                                            (72,500)                      1.75
                                                   ---------                      -----

Outstanding at December 31, 1998                     810,200                      $1.83
                                                   =========                      =====
Shares exercisable at December 31, 1998              217,101                      $2.20
                                                   =========                      =====



The Company accounts for the Plans under APB 25, under which no compensation cost is recognized for stock options granted with an exercise price at or above the prevailing market price on the date of the grant. Had compensation cost for this plan been determined consistent with the fair value approach required by SFAS 123, the Company's net income (loss) and net income (loss) per common share would have been increased to the following pro forma amounts:

                                                   1998            1997
                                              -------------   ---------------
Net income (loss):

As reported                                   $  1,237,081    $   (1,703,250)
                                              =============   ===============
Pro forma                                     $    885,766    $   (1,748,231)
                                              =============   ===============

Net income (loss) per common share

As reported                                   $        0.35   $        (0.46)
                                              =============   ===============
Pro forma                                     $        0.25   $        (0.48)
                                              =============   ===============

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rates of 5.2% and 5.5% in 1998 and 1997, respectively; no expected dividend yields for options granted; expected lives of 4 and 5 years in 1998 and 1997, respectively; expected stock price volatility of 120% and 157% in 1998 and 1997, respectively. The weighted average fair value of options granted during 1998 and

1997 was $1.22 and $1.09, respectively.

The effects of applying SFAS 123 in this pro forma disclosure may not be indicative of future amounts because anticipated stock option grants are anticipated in future years.

8.       INVESTMENT IN RESTRICTED SECURITIES

In May 1998, the Company decided to discontinue the CLIQNOW! Division. Accordingly, this business has been reflected as a discontinued operation for the years ended December 31, 1998 and 1997. On June 1, 1998, the Company sold its CLIQNOW! Division to 24/7 Media, Inc. ("TFSM") for gross proceeds of $4 million, consisting of $1 million of cash and $3 million of TFSM Convertible Redeemable Preferred Stock. The sale resulted in a net gain of approximately $2,994,000. On August 13, 1998, TFSM's registration statement for its initial public offering was declared effective by the Securities and Exchange Commission. As a result, the Convertible Redeemable Preferred Stock of TFSM automatically converted on that date into shares of common stock of TFSM, of which the Company retained 196,492 shares. These shares are being carried at a cost of $2,558,300 (approximately $13.02 per share) on the Company's consolidated balance sheet at December 31, 1998.

                                   SCHEDULE II

                         K2 DESIGN, INC. AND SUBSIDIARY
                        VALUATION AND QUALIFYING ACCOUNTS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

Allowance for doubtful accounts, January 1, 1997              $    25,000
Add:  Increase in allowance for doubtful accounts                 188,204
Allowance for doubtful accounts, December 31, 1997                213,204
Less:  Decrease  to allowance for doubtful accounts              (188,204)
                                                              -----------
Allowance for doubtful accounts, December 31, 1998            $    25,000
                                                              ===========